Exhibit 7.2

AMENDMENT NO. 1 TO

SUBSCRIPTION AGREEMENT

This Amendment No. 1 (this “Amendment”) is made as of December 31, 2015 by and between:

(1)	Tuniu Corporation, a company incorporated in the Cayman Islands (the “Company”); and

(2)	HNA Tourism Holding (Group) Co., Ltd., a company organized under the laws of the People’s Republic of China (the “PRC”) (“HNA”).

The Parties are each referred to herein as a “Party”, and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, HNA and the Company entered into a Subscription Agreement (the “Subscription Agreement”) on November 20, 2015 whereby, the Company desires to issue and sell to HNA, and HNA wishes to purchase from the Company, certain Class A ordinary shares of the Company in a private placement;

WHEREAS, HNA and the Company have agreed to amend the terms of the Subscription Agreement by entering into this Amendment;

NOW, THEREFORE, in consideration of the foregoing recitals, the Parties hereto agree as follows:

ARTICLE I

AMENDMENT

Section 1.1

The Company and HNA hereby agree that, Section 1.2(b)(i) of the Subscription Agreement shall be deleted and replaced in its entirety by the following:

“(i) The Purchaser shall (A) pay and deliver US$500,000,000, being the total purchase price for the Purchased Shares as set forth in Schedule I hereto, by wire transfer, or by such other method mutually agreeable to the Parties, of immediately available funds to such bank account as designated in writing by the Company; (B) deliver or cause to be delivered to the Company the BCA, duly and validly executed by the Purchaser, and (C) deliver or cause to be delivered to the Company all other Transaction Documents and all documents expressly required under the Transaction Documents to be delivered by the Purchaser at Closing, duly and validly executed, as applicable; and”

Section 1.2

The Company and HNA agree that, section 1.4 of the Subscription Agreement shall be deleted in its entirety.

Section 1.3

The Company and HNA hereby agree that, Section 5.12 of the Subscription Agreement shall be deleted and replaced in its entirety by the following:

“Section 5.12 Termination. In the event that the Closing shall not have occurred by January 31, 2016, the Parties shall consult in good faith to postpone the Closing to another agreed date. The Parties may terminate this Agreement by mutual written agreement. Upon the termination of this Agreement, neither Party shall have any further liability or obligation to the other Party under or by reason of this Agreement, except with respect to the provisions of Sections 5.10, which shall survive any termination under this Section 5.12, and provided that no Party shall be relieved or released from any liability or damages arising from an intentional and material breach of any provision of this Agreement or fraud.”

Section 1.4

By executing this Amendment, each of the Parties agrees that this Amendment fully satisfies the requirements for amending the provisions of the Subscription Agreement as set forth under Section 5.3 of the Subscription Agreement.

Except as expressly amended and/or superseded by this Amendment, the Subscription Agreement remains and shall remain in full force and effect. This Amendment shall not constitute an amendment or waiver of any provision of the Subscription Agreement, except as expressly set forth herein. Upon the execution and delivery hereof, the Subscription Agreement shall thereupon be deemed to be amended and supplemented as hereinabove set forth as fully and with the same effect as if the amendments and supplements made hereby were originally set forth in the Subscription Agreement. This Amendment and the Subscription Agreement shall each henceforth be read, taken and construed as one and the same instrument, but such amendments and supplements shall not operate so as to render invalid or improper any action heretofore taken under the Subscription Agreement. If and to the extent there are any inconsistencies between the Subscription Agreement and this Amendment with respect to the matters set forth herein, the terms of this Amendment shall control. This Amendment taken together with the Subscription Agreement embody the complete agreement and understanding among the parties hereto with respect to the subject matter hereof and supersede any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

ARTICLE II

MISCELLANEOUS

Section 2.1 Interpretation. Terms used but note defined in this Agreement shall, unless the context otherwise requires, have the same meanings given to them in the Subscription Agreement.

Section 2.2 Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of actual delivery if delivered personally to the Party to whom notice is to be given, on the date sent if sent by telecopier, tested telex or prepaid telegram, or on the second business day following delivery to Federal Express, UPS or another comparable global courier delivery service, properly addressed, as follows:

2

If to HNA, at:	HNA Tourism Holding (Group) Co., Ltd.

9/F, Tower B, Hainan Aviation Building, B- 2, East 3rd Ring Road North Road Chaoyang District, Beijing, China Tel: 010-60195365 Attn: Chief Financial Officer

If to the Company, at:	Tuniu Corporation Tuniu Building, No. 699-32 Xuanwudadao, Xuanwu District Nanjing, Jiangsu Province 210042 People’s Republic of China Attn: Chief Financial Officer

Any Party may change its address for purposes of this Section 2.2 by giving the other Party hereto written notice of the new address in the manner set forth above.

Section 2.3 Miscellaneous. Sections 5.2, 5.3, 5.4, 5.5, 5.7, 5.8, 5.9, 5.10, 5.13 and 5.14 of the Subscription Agreement shall apply to this Amendment mutatis mutandis as if set out in full in this Amendment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the day and year first above written.

Tuniu Corporation

By:	/s/ Dunde Yu
Name:	Dunde Yu
Title:	Director & CEO

HNA TOURISM HOLDING (GROUP) CO., LTD.

By:	/s/ Tie Li
Name:	Tie Li
Title:	Vice Chairman & CEO